                                                                 EXHIBIT 4.30


         LEINER HEALTH PRODUCTS INC.          VITA HEALTH PRODUCTS INC.
           901 EAST 233RD STREET                 150 BEGHIN AVENUE
          CARSON, CALIFORNIA 90745               WINNIPEG, MANITOBA


                                                             April 12, 2001


The Bank of Nova Scotia,
 as the U.S. Agent
One Liberty Plaza
New York, New York 10006

The Bank of Nova Scotia,
 as the Canadian Agent
44 King Street West -- 14th Floor
Toronto, Ontario
Canada, M5H 1H1

Each of the Lenders party to the
 Credit Agreement referred to below


                        THIRD AMENDMENT TO WAIVER LETTER

Gentlemen and Ladies:

     We refer to (a) the Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "CREDIT AGREEMENT"), among Leiner Health Products Inc., a Delaware corporation (the "U.S. BORROWER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BORROWER", and together with the U.S. Borrower, the "BORROWERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the U.S. Facility (collectively, the "U.S. LENDERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the Canadian Facility (collectively, the "CANADIAN LENDERS", and together with the U.S. Lenders, the "LENDERS"), The Bank of Nova Scotia ("SCOTIABANK") as agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. AGENT"), Scotiabank, as agent for the Canadian Lenders under the Canadian Facility (in such capacity, the "CANADIAN AGENT", and together with the U.S. Agent, collectively, the "AGENTS"), Merrill Lynch Capital Corporation, as Documentation Agent, and Salomon Brothers Holding Company Inc., as Syndication Agent, and (b) the Waiver Letter, dated February 13, 2001 (the "WAIVER LETTER"), from the Borrowers to the Agents and the Lenders (as amended by the Amendment to Waiver Letter, dated February 23, 2001, and the Second Amendment to Waiver Letter, dated March 28, 2001). Unless otherwise defined in this Third Amendment to Waiver Letter (this

"AMENDMENT") or the context otherwise requires, terms used in this Amendment have the meanings provided in the Credit Agreement or the Waiver Letter, as applicable.

     The Borrowers hereby request that the Required Lenders amend the Waiver Letter by extending the waiver termination date set forth in clause (x) of the second paragraph of the Waiver Letter from April 12, 2001 to June 15, 2001 (the "WAIVER TERMINATION DATE").

     In consideration of the Lenders' delivery of this Amendment, the Borrowers agree that they will, and will cause their Subsidiaries to, comply with the following covenants:

     1. Promptly and in any event no later than 4:00 p.m. on (i) May 15, 2001, the Borrowers will deliver to Casas, Benjamin & White a draft of the Business Plan (as defined below), and (ii) May 22, 2001, the Borrowers will deliver to each Lender a final completed business plan (the "BUSINESS PLAN") which, in each case of (i) and (ii) will be in form and scope satisfactory to the Agents and consistent with the outline to be mutually agreed upon by Casas, Benjamin & White and Alvaraz & Marsal.

     2. The Borrowers (and their representatives and management) will meet with the Lenders on May 30, 2001 in either Carson, California or New York, New York to, among other things, discuss the Business Plan, and the Borrowers will, no later than May 11, 2001, inform the Agents of the exact time and location of such meeting.

     3. Unless otherwise agreed to by the Required Lenders, including as to amount and application, during the period from and after the date of this Amendment to (and including) the Waiver Termination Date, concurrently with the receipt by either Borrower or any of their Affiliates of any judgement, settlement or other proceeds or amounts, however characterized, arising from or in connection with any anti-trust claims (including the Anti-trust Litigation, with all of the foregoing collectively referred to as the "PROCEEDS"), the U.S. Borrower shall make, or cause to be made, a mandatory prepayment of the Loans in the amount of the Proceeds, to be applied PRO RATA to the outstanding principal amount of all Loans (with the amount of such prepayment being applied to the remaining Term Loan amortization payments PRO RATA in accordance with the amount of each such remaining Term Loan amortization payment) and the cash collaterization of all Letters of Credit and a corresponding reduction of each Revolving Loan Commitment Amount.

     4. As soon as available and in any event no later than May 15, 2001 (in the case of the month ending March 31, 2001) and thereafter as soon as available and in any event within 21 days after the end of each month, the Canadian Borrower will deliver to the Canadian Agent consolidated and consolidating balance sheets of the Canadian Borrower and it Subsidiaries as of the end of such month and consolidated statements of earnings and cash flow of the Canadian Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such month. The Canadian Borrower agrees that this covenant shall survive termination or expiration of this Amendment and the Waiver Letter.

     Furthermore, the Borrowers acknowledge and agree that (i) the covenants set forth in numbers 2 and 6 of the third paragraph of the Waiver Letter and the increased interest accrual set forth in clause (b)(iii) of the fourth paragraph of the Waiver Letter shall each continue to (and including) the Waiver Termination Date, (ii) notwithstanding the terms of the Credit Agreement to the contrary , the U.S. Borrower and its U.S. Subsidiaries will not, directly or indirectly, make any Investments (including intercompany loans or capital contributions) in or to the Canadian Borrower or any of the Canadian Borrower's Subsidiaries, or sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights (all collectively referred to as a "DISPOSITION") with respect to all or any part of their assets to the Canadian Borrower or any of the Canadian Borrower's Subsidiaries and (iii) notwithstanding the terms of the Credit Agreement to the contrary, the Canadian Borrower and its Subsidiaries will not, directly or indirectly, make any Investments (including intercompany loans or capital contributions) in or to (or pay dividends or make distributions to) the U.S. Borrower or any of the U.S. Borrower's U.S. Subsidiaries, or make any Disposition with respect to all or any part of their assets to the U.S. Borrower or any of the U.S Borrower's U.S. Subsidiaries, other than, in each case, in the ordinary course of business consistent with past practices, and the Borrowers agree that the terms of clauses (ii) and (iii) of this sentence shall survive termination or expiration of the terms of this Amendment (and may only be amended, waived or otherwise modified with the consent of the Canadian Lenders and the Required Lenders).

     The Lenders hereby agree that the Borrowers may provide the weekly rolling cash flow forecasts for each 13 week period, together with an actual to forecast variance analysis for the preceding week, reflecting revisions which have been approved by representatives of Casas, Benjamin & White without breaching the requirements set forth in number 2 of the third paragraph of the Waiver Letter; PROVIDED that the requirements of number 6 of the third paragraph of the Waiver Letter continue to be in effect. In addition, the Lenders hereby agree that the requirements of number 6 of the third paragraph of the Waiver Letter will not be breached as a result of the payment of any fees and expenses of Mayer, Brown & Platt required as a condition to the effectiveness of this Amendment to the extent such fees and expenses were not included in the Initial Forecast for the week in which they are paid.

     In order to induce the Lenders to enter into this Amendment, the Borrowers hereby represent and warrant that, both before and after giving effect to this Amendment, all of the statements set forth in Section 7.2.1. of the Credit Agreement are true and correct.

     This Amendment shall become effective upon (a) the receipt by the U.S. Agent of executed counterparts hereof by the Borrowers and the Required Lenders, (b) receipt by the U.S. Agent, for the account of each Lender, of a waiver fee in an amount equal to $375,000 (which shall be non-refundable and earned in full on the effectiveness of this Amendment), payable to each Lender PRO RATA in accordance with such Lender's Percentage of the Total Exposure Amount as of the date hereof, (c) payment of all fees and expenses of Mayer, Brown & Platt, counsel to the U.S. Agent, and
(d) the Borrowers depositing with (i) the U.S. Agent, in the case of interest that will accrue on the Credit Extensions under the U.S. Facility, an amount in immediately available funds equal to $6,488,944.69 (representing interest on the Credit Extensions under the U.S. Facility for April, May and June, 2001, calculated based on the Alternate Base Rate as in effect on the date hereof) and (ii) the Canadian Agent, in the case of interest that will accrue on the Credit Extensions under the Canadian Facility, an amount in immediately available funds equal to Cdn $1,063,120.68 (representing interest on the Credit Extensions under the Canadian Facility for April, May and June, 2001, calculated based on the Canadian Prime Rate as in effect on the date hereof), to be held in escrow on terms satisfactory to the U.S. Agent or the Canadian Agent, as applicable, and to be applied by the U.S. Agent or the Canadian Agent, as applicable, to the payment of interest on the applicable Credit Extensions in accordance with clause (c) of Section 5.2.3 of the Credit Agreement for each of April, May and June, 2001. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

     THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Except as expressly modified by this Amendment, all of the terms and provisions of the Waiver Letter ( and the amendments thereto, dated February 23, 2001 and March 28, 2001, respectively), the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed and administrated in accordance with all of the terms and provisions of the Credit Agreement.

     If you are in agreement with the foregoing terms, kindly execute this Amendment in the space provided below and deliver to the Agents an executed counterpart of this Amendment.


                                       Very truly yours,

                                       LEINER HEALTH PRODUCTS INC.


                                       By:
                                          ------------------------------------
                                          Title:



                                       VITA HEALTH PRODUCTS INC.


                                       By:
                                          ------------------------------------
                                          Title:

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST
ABOVE WRITTEN:



--------------------------------
[NAME OF LENDER]


By:
   -----------------------------
   Title: